Exhibit 5.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8758

www.alston.com

June 12, 2020

Mohawk Industries, Inc.

Mohawk Capital Finance S.A.

160 South Industrial Boulevard

Calhoun, GA 30701

Re:	Mohawk Capital Finance S.A. – Public Offering of Fixed Rate Notes Due 2027 Guaranteed by Mohawk Industries, Inc.

Ladies and Gentlemen:

We have acted as counsel to Mohawk Industries, Inc., a Delaware corporation (the “Parent Guarantor”), and Mohawk Capital Finance S.A., a société anonyme incorporated under the laws of Grand Duchy of Luxembourg and an indirect wholly-owned subsidiary of the Parent Guarantor (the “Company”), in connection with the sale by the Company of €500,000,000 aggregate principal amount of 1.750% Senior Notes due 2027 (the “Notes”), to be fully and unconditionally guaranteed by the Parent Guarantor (the “Guarantee” and, together with the Notes, the “Securities”). The Securities are to be issued under the Senior Indenture dated as of September 11, 2017 among the Company, the Parent Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture dated as of June 12, 2020 among the Company, the Parent Guarantor, the Trustee, as Trustee, Registrar and Transfer Agent, and Elavon Financial Services DAC, as Paying Agent (as so supplemented, the “Indenture”). Pursuant to the Underwriting Agreement dated June 9, 2020 (the “Underwriting Agreement”) by and among the Company, the Parent Guarantor and the underwriters named in Schedule I thereto (the “Underwriters”), the Company is selling the Notes to the Underwriters for resale to the public. The Indenture, the Underwriting Agreement and the global certificate representing the Securities are referred to herein collectively as the “Transaction Documents”).

We are furnishing the opinion set forth below pursuant to Items 1.01, 2.03 and 9.01 of Form 8-K and Item 601(b)(5) of Regulation S-K of the Securities and Exchange Commission (the “Commission”).

In such connection, we have examined the following documents:

(a)	a copy of the executed Indenture;

(b)	a copy of the executed Underwriting Agreement;

(c)	the global certificate evidencing the Securities in the form delivered by the Company to the Trustee for authentication and delivery;

Mohawk Industries, Inc.

Mohawk Capital Finance S.A.

June 12, 2020

(d)	a copy of the Articles of Association of the Company as in effect on August 25, 2017 and at all times through and including the date hereof, certified by Michael Kiefer as a director of the Company;

(e)

a copy of the Restated Certificate of Incorporation, as amended, of the Parent Guarantor as in effect on June 2, 1998 and at all times through and including the date hereof, certified by R. David Patton as Secretary of the Company;

(f)

a copy of the Restated Bylaws, as amended, of the Parent Guarantor as in effect on August 31, 2017, September 11, 2017, May 4, 2020, May 5, 2020, and June 9, 2020, certified by R. David Patton as Secretary of the Parent Guarantor;

(g)	a copy of certain resolutions of the Board of Directors of the Company adopted on September 1, 2017, May 5, 2020, and May 15, 2020, certified by Michael Kiefer as a director of the Company;

(h)	a copy of certain resolutions of the Board of Directors of the Parent Guarantor adopted as of August 31, 2017 and May 4, 2020, certified by R. David Patton as Secretary of the Parent Guarantor;

(i)	an Authentication and Delivery Order dated June 12, 2020 executed by Michael Kiefer and John Kleynhans as directors of the Company;

(j)

a copy of a certificate dated June 8, 2020 from the Secretary of State of Delaware and a bring-down verification thereof dated June 11, 2020, with respect to the Parent Guarantor’s existence and good standing in the State of Delaware; and

(k)	the documents delivered at the closing of the transactions contemplated by the Underwriting Agreement.

We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to factual matters relevant to this opinion letter that we did not independently establish or verify, we have relied conclusively upon the representations and warranties of the parties to the Transaction Documents and other certificates of the Company, the Parent Guarantor and of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

For purposes of this opinion letter, we have assumed: (i) the genuineness of the signatures on all documents reviewed by us; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as certified, conformed, photostatic, electronic or telefacsimile copies; (iv) the legal capacity of all natural persons executing the Transaction Documents; and (v) the due authorization, execution, and delivery of and the validity and binding effect of each of the Transaction Documents with regard to the parties to the Transaction Documents other than the Company and the Parent Guarantor.

Mohawk Industries, Inc.

Mohawk Capital Finance S.A.

June 12, 2020

“Applicable Law” means the General Corporation Law of the State of Delaware and the laws of the State of New York which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, but does not include laws that are applicable due to the regulatory status or nature of the business of any party to any of the Transaction Documents other than the Company or the Parent Guarantor. We express no opinion herein in respect of any laws other than Applicable Law. For purposes of our opinion that the Notes constitute valid and binding obligations of the Company, we have relied, without conducting any research or investigation with respect thereto, solely on the opinion of Arendt & Medernach S.A., dated the date hereof and filed herewith, that the Notes have been authorized and approved for issuance and have been duly executed under the laws of Luxembourg. We are not licensed to practice in Luxembourg, and we have made no investigation of, and do not express or imply an opinion on, the laws of Luxembourg.

Based upon the foregoing, it is our opinion that the Guarantee has been duly authorized by the Parent Guarantor for issuance and sale pursuant to the Underwriting Agreement and the Indenture and has been duly executed by the Parent Guarantor, and assuming due authorization, execution, issuance and delivery of the Notes by the Company under the laws of Luxembourg and due authentication of the Notes by the Trustee, the Notes and the Guarantee constitute valid and legally binding obligations of the Company and the Parent Guarantor, respectively, enforceable in accordance with their terms and entitled to the benefits of the Indenture.

The opinions expressed herein are subject to the following additional exceptions, limitations and qualifications:

(a) The enforceability of the Transaction Documents and the obligations of the parties thereunder, and the availability of certain rights and remedial provisions provided for in the Transaction Documents, are subject to the effects of (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy.

(b) Requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents.

(c) We express no opinion herein as to the severability of any provision of the Transaction Documents.

Mohawk Industries, Inc.

Mohawk Capital Finance S.A.

June 12, 2020

(d) We express no opinion herein with respect to the validity, binding effect, or enforceability of any provision of the Transaction Documents: (i) purporting to permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform; (ii) purporting to specify applicable law, except to the extent enforceable under Section 5-1401 of the New York General Obligations Law; (iii) purporting to require a waiver of defenses, setoffs, counterclaims or rights to jury trial; or (iv) that provides that determinations by a party or a party’s designee are conclusive or deemed conclusive.

(e) We express no opinion herein as to the applicability or effect of your compliance or non-compliance with any state, federal or other laws applicable to you or to the transactions contemplated by the Transaction Documents because of the nature of your business, including your legal or regulatory status.

(f) We express no opinion herein in respect of any federal or state antitrust, banking, insurance, environmental, tax, securities, “blue sky”, commodities, anti-terrorism, anti-money-laundering, foreign investment control, or ERISA or other pension or benefits laws, rules or regulations.

The opinion contained herein is limited to the matters expressly stated herein, and no opinion may be implied or inferred beyond the opinion expressly stated.

The foregoing opinion is rendered as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement or update such opinion if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Parent Guarantor’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Parent Guarantor’s and the Company’s Registration Statement on Form S-3 (No. 333-238010) related to the Securities, including information deemed to be a part thereof pursuant to Rule 430B of the Commission (the “Registration Statement”). We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and in the prospectus supplement related to the offer and sale of the Securities and forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Mohawk Industries, Inc.

Mohawk Capital Finance S.A.

June 12, 2020

ALSTON & BIRD LLP

By:	/s/ Paul J. Nozick
Paul J. Nozick, a Partner